Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Options Granted Pursuant to Inducement Grant Nonqualified Stock Option Agreement between Orthofix International N.V. and Kevin L. Unger of Orthofix International N.V. of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedules of Orthofix International N.V. and the effectiveness of internal control over financial reporting of Orthofix International N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
April 29, 2010